UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
November 11, 2015

Rocket Fuel Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36071	30-0472319
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 Seaport Blvd.
Redwood City, CA 94063
(Address of principal executive offices, including zip code)
(650) 595-1300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 11, 2015, Rocket Fuel Inc. (the “Company”) and George John, co-founder and former Chairman of the Board of Directors, entered into a Separation Agreement (the “John Agreement”). Mr. John’s employment at the Company ended November 12, 2015, and, under the terms of the John Agreement, Mr. John agreed to provide limited transition services as reasonably requested by the Company for up to six weeks following his termination date. Under the terms of the John Agreement, the Company will pay Mr. John a lump-sum payment of $177,500, less applicable tax withholding, in recognition of Mr. John’s service to the Company throughout the process of searching for a new, permanent Chief Executive Officer and a lump-sum severance payment of $14,350, less applicable tax withholding. The John Agreement includes a mutual release of all claims between Mr. John and the Company, as well as his continuing obligations regarding cooperation in Company litigation matters and continuing obligations prohibiting disclosure of any confidential or proprietary information of the Company and solicitation of Company employees.

The foregoing description of the John Agreement is qualified in its entirety by reference to the full text of the John Agreement, which will be filed as an exhibit to the Company’s Form 10-K Annual Report for the year ending December 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCKET FUEL INC.

By: /s/ JOANN C. COVINGTON
JoAnn C. Covington Senior Vice President and General Counsel

Date: November 17, 2015